Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Results

Whippany, New Jersey, May 5, 2022 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its second quarter ended March 26, 2022.

Net income for the second quarter of fiscal 2022 was $175.1 million, or $2.77 per Common Unit, compared to $127.2 million, or $2.03 per Common Unit, in the fiscal 2021 second quarter. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) increased $0.5 million, or 0.3%, to $172.5 million for the second quarter of fiscal 2022, compared to $172.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The fiscal 2022 second quarter was another outstanding quarter for Suburban Propane -- delivering solid operating results, making progress on the execution of our long-term strategic initiatives and continuing to improve our financial metrics.  Despite a challenging operating environment resulting from an erratic weather pattern, historically high commodity prices and inflationary factors impacting expenses, we were able to expand our customer base, and effectively manage margins and expenses to deliver an improvement in Adjusted EBITDA compared to the prior year second quarter, and a $7.0 million, or 2.8%, increase for the first six months of the fiscal year.  Additionally, in support of our long-term strategic growth plans, we further strengthened our balance sheet by reducing total debt by nearly $42.0 million during the second quarter.”

Mr. Stivala continued, “In addition to the improvement in earnings and leverage metrics, we took several steps to advance our Go Green with Suburban Propane corporate pillar, starting with the creation of our new subsidiary, Suburban Renewable Energy, LLC, to serve as the platform for our investments in innovative, renewable energy technologies and businesses.  During March 2022, we acquired a 25% equity stake in Independence Hydrogen, Inc., a veteran-owned and operated start-up company developing a gaseous hydrogen ecosystem, for $30.0 million. We also made additional investments in Oberon Fuels, to support the commercialization of renewable dimethyl ether (rDME) as a blend with propane; including our construction of the world’s first commercial Propane+rDME blending facility in our Placentia, California location. We are continuing to position the business, both operationally and financially, for long-term growth and sustainability, and to support the energy transition to a lower carbon future.”

Retail propane gallons sold in the second quarter of fiscal 2022 of 159.2 million gallons decreased 5.8% compared to the prior year, primarily due to elevated customer tank levels coming into the quarter given the impact of near record warm temperatures during the month of December 2021, unseasonably warm and inconsistent temperatures throughout the second quarter, and customer conservation stemming from the high commodity price environment.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the second quarter were 7% warmer than normal and similar to the prior year second quarter.

Average propane prices (basis Mont Belvieu, Texas) for the second quarter of fiscal 2022 increased 44.5% compared to the prior year, and 4.7% compared to the prior sequential quarter.  Total gross margin for the second quarter of fiscal 2022 was $349.1 million, compared to $305.7 million in the prior year. Gross margin for the second quarter of fiscal 2022 included a $33.0 million unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $1.6 million unrealized gain in the prior year.  These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods.

Excluding the impact of the unrealized mark-to-market adjustments, total gross margin of $316.1 million for the second quarter of fiscal 2022 increased $12.0 million, or 4.0%, compared to the prior year, primarily due to prudent margin management during a rising and volatile commodity price environment, as well as from the favorable impact of commodity hedges that matured during the period.  The Partnership’s hedging and risk management activities are intended to reduce the effect of price volatility associated with forecasted purchases of propane, including propane sold on a fixed price basis.  The commodity hedges that matured during the second quarter of fiscal 2022 were principally comprised of net long positions that were favorably impacted from the significant rise in commodity prices.

Combined operating and general and administrative expenses of $143.0 million for the second quarter of fiscal 2022 increased 9.1% compared to the prior year, primarily due to higher payroll and benefit-related expenses, higher vehicle lease and fuel costs, higher provisions for doubtful accounts, as well as other inflationary effects on the Partnership’s operating costs.

During the second quarter of fiscal 2022, the Partnership utilized cash flows from operating activities to repay $41.9 million in debt, purchase a 25% equity stake in Independence Hydrogen for $30.0 million, and make additional investments in Oberon Fuels in support of the Partnership’s long-term strategic goal of building out a renewable energy platform.  As a result of the debt repayment and the increase in Adjusted EBITDA during the second quarter, the Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the trailing twelve-month period ending March 26, 2022 improved to 3.87x.

As previously announced on April 21, 2022, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended March 26, 2022.  On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on May 10, 2022 to Common Unitholders of record as of May 3, 2022.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange.  Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states.  Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 90+ year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane - promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and developing the next generation of renewable energy.  For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including the Russia/Ukraine conflict, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to its networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 25, 2021 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 26, 2022 and March 27, 2021

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 26, 2022	March 27, 2021	March 26, 2022	March 27, 2021
Revenues
Propane	$516,821	$481,328	$847,938	$749,952
Fuel oil and refined fuels	43,501	32,011	64,467	47,761
Natural gas and electricity	14,395	10,750	23,618	17,626
All other	13,378	13,149	27,479	27,090
	588,095	537,238	963,502	842,429

Costs and expenses
Cost of products sold	239,031	231,567	435,369	334,946
Operating	119,418	109,188	225,148	207,167
General and administrative	23,623	21,980	43,421	40,110
Depreciation and amortization	14,062	27,346	30,347	55,363
	396,134	390,081	734,285	637,586

Operating income	191,961	147,157	229,217	204,843
Interest expense, net	15,254	18,092	30,553	36,227
Other, net	1,234	1,582	2,364	2,660

Income before provision for (benefit from) income taxes	175,473	127,483	196,300	165,956
Provision for (benefit from) income taxes	371	267	(100)	763

Net income	$175,102	$127,216	$196,400	$165,193

Net income per Common Unit - basic	$2.77	$2.03	$3.11	$2.64
Weighted average number of Common Units outstanding - basic	63,268	62,744	63,150	62,643

Net income per Common Unit - diluted	$2.74	$2.02	$3.09	$2.62
Weighted average number of Common Units outstanding - diluted	63,796	63,088	63,612	62,971

Supplemental Information:
EBITDA (a)	$204,789	$172,921	$257,200	$257,546
Adjusted EBITDA (a)	$172,520	$172,038	$259,046	$252,059
Retail gallons sold:
Propane	159,179	169,059	264,444	280,741
Refined fuels	10,715	11,041	16,849	17,447
Capital expenditures:
Maintenance	$5,388	$3,817	$9,758	$6,605
Growth	$6,258	$4,642	$12,561	$7,666

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(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 26, 2022	March 27, 2021	March 26, 2022	March 27, 2021
Net income	$175,102	$127,216	$196,400	$165,193
Add:
Provision for (benefit from) income taxes	371	267	(100)	763
Interest expense, net	15,254	18,092	30,553	36,227
Depreciation and amortization	14,062	27,346	30,347	55,363
EBITDA	204,789	172,921	257,200	257,546
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(32,984)	(1,638)	521	(6,493)
Pension settlement charge	—	570	—	570
Equity in earnings of unconsolidated affiliate	715	185	1,325	436
Adjusted EBITDA	$172,520	$172,038	$259,046	$252,059

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the condensed consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful  to evaluate our operating results.  As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC.  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.